UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported:  May 14, 2013

General Moly, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32986	91-0232000
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1726 Cole Blvd., Suite 115
Lakewood, CO 80401
(Address of principal executive offices, including zip code)

(303) 928-8599
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                   Termination of a Material Definitive Agreement

On May 14, 2013, General Moly, Inc. (the “Company”) and Hanlong (USA) Mining Investment, Inc. (“Hanlong”), an affiliate of Sichuan Hanlong Group, a large privately held Chinese company, mutually agreed to terminate the $125 million subordinated loan agreement dated as of October 26, 2012, intended to supplement a $665 million Chinese sourced term loan for the financing of the Mt. Hope Project. The subordinated loan agreement, which would have become available upon receipt of the Chinese sourced term loan, was terminated to provide the Company with greater flexibility in securing an additional Chinese strategic partner. The termination of the subordinated loan agreement also cancels the arrangement fee of $6.25 million payable to Hanlong upon closing of a Chinese sourced term loan.

In connection with the termination of the subordinated loan agreement, the common stock purchase warrant with a 2.5 year maturity to purchase ten million shares of the Company’s common stock at a strike price of $4.23 per share, issued to Hanlong on October 26, 2012, was terminated.

The foregoing description is qualified in its entirety by reference to the full text of the Termination Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 8.01                   Other Events

On May 15, 2013, the Company issued a press release announcing the termination of the subordinated loan agreement and the warrant.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01                   Financial Statements and Exhibits

(d)                   Exhibits

Exhibit No.	Description

10.1	Termination Agreement dated as of May 14, 2013, by and between General Moly, Inc. and Hanlong (USA) Mining Investment, Inc.
99.1	Press Release of General Moly, Inc. dated May 15, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOLY, INC.

Dated: May 16, 2013	By:	/s/ David A. Chaput
David A. Chaput
Chief Financial Officer